UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2014

Save The World Air, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	0-29185	52-2088326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

735 State Street, Suite 500 Santa Barbara, CA	93101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 845-3581

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.02 and 8.01	Termination of a Material Definitive Agreement and Other Events.

As previously reported on Form 8-K, as filed on August 2, 2013, on August 1, 2013, Save The World Air, Inc. (the “Company”) entered into an Equipment Lease/Option to Purchase Agreement (“Agreement” or “Lease”) with TransCanada Keystone Pipeline, L.P. by its agent TC Oil Pipeline Operations, Inc. (“TransCanada”), dated effective as of July 17, 2013. In accordance with the terms and conditions of the Agreement, TransCanada agreed to lease, install, maintain, operate and test the effectiveness of the Company’s AOT technology and equipment (the “Equipment”) on one of TransCanada’s operating pipelines. The Company’s Equipment has been installed on a TransCanada pipeline located in Wichita, Kansas, and the effectiveness of the Company’s Equipment on that pipeline is currently being tested by TransCanada in accordance with the terms and conditions of the Lease.

Section 14 of the Lease provides that during the initial six (6) month term of the Lease, either the Company or TransCanada may terminate the Lease on ninety (90) days’ written notice. By letter from TransCanada to the Company, dated July 15, 2014, TransCanada notified the Company of TransCanada’s election to cancel the Lease, effective October 15, 2014 (“Notice of Termination”). In exercising its termination right under the Lease, TransCanada stated: “The justification for the early termination is due to the project working to expedite the required testing and believes the full term of the lease is unnecessary to successfully complete testing.”

The Lease continues to be effective through October 15, 2014, and testing of the Company’s Equipment on TransCanada’s pipeline in Wichita, Kansas is ongoing. Data generated by, and results of the testing have not yet been determined.

The above description of the Notice of Termination is qualified in its entirety by reference to TransCanada’s letter to the Company, dated July 15, 2014, a copy of which is attached as Exhibit 10.1, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)         Exhibits

The following exhibit is filed herewith:

Exhibit Number	Description

10.1	Letter from TransCanada to Save The World Air, Inc., dated July 15, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  July 21, 2014

SAVE THE WORLD AIR INC.
By: /s/ Gregg M. Bigger
Name: Gregg M. Bigger
Title: CEO

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